Exhibit 10.73
ASSURANCE COMMITMENT AGREEMENT
This Assurance Commitment Agreement (the “Agreement”) is made and entered into as of the 25th day of November, 2008, by and among Jay L. Dunlap, individually, Angie Muhleisen, individually and Michael S. Dunlap, individually (collectively, the “Dunlap Family”), Nelnet, Inc., a Nebraska corporation (“Nelnet”), Union Bank and Trust Company, a Nebraska state banking corporation (“Union Bank”) and Farmers & Merchants Investment Inc., a Nebraska corporation (the “Holding Company”).
WHEREAS, Union Bank and Nelnet’s subsidiary, Nelnet Education Loan Funding, Inc., have entered into that certain Loan Purchase Agreement of even date herewith (the “Loan Purchase Agreement”), pursuant to which Union Bank intends to purchase a portfolio of student loans made and guaranteed under the Higher Education Act of 1965, as amended, with an aggregate outstanding balance of approximately $750 million (the “Portfolio”);
WHEREAS, Union Bank has obtained an exemption (the “Exemption”) from Section 23A of the Federal Reserve Act and Regulation W from the Federal Reserve Board permitting consummation of the Loan Purchase Agreement, in accordance with that certain letter dated as of November 24, 2008 from Robert deV. Frierson, Deputy Secretary of the Federal Reserve Board to Daniel F. Kaplan, attorney for Union Bank, and as part of the process in obtaining such Exemption, the parties hereto have agreed to make the commitments specified in this Agreement;
WHEREAS, members of the Dunlap Family are the majority shareholders of the Holding Company, and the Holding Company is the majority shareholder of Union Bank, and thus each of the Dunlap Family and the Holding Company respectively has an interest in consummation of the Loan Purchase Agreement;
NOW, THEREFORE, IN CONSIDERATION of the foregoing premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:
1.
Purchase of Low Quality Assets. Nelnet, Holding Company, and members of the Dunlap Family commit to make either (i) quarterly cash payments to Union Bank equal to the book value at the end of each calendar quarter, plus write-downs during that quarter by Union Bank, of any transferred assets that became and remained low-quality assets (as defined in Regulation W) during that quarter; or (ii) quarterly purchases from Union Bank of any transferred assets that became and remained low-quality assets during that quarter at a price equal to the book value at the end of that quarter plus write-downs during that quarter by Bank of any such assets. Nelnet, Holding Company, or members of the Dunlap Family will make the cash payment or will purchase the assets within 30 days after the end of each calendar quarter. Union Bank will hold an amount of risk-based capital equal to the book value of any transferred assets that become low-quality assets so long as Union Bank (or any operating subsidiary) retains ownership or control of such low-quality assets. For example, under this dollar-for-dollar capital requirement, the risk-based capital charge for each transferred asset that becomes a low-quality asset would be 100 percent (equivalent to a 1250 percent risk weight), rather than the 8 percent requirement that would apply to a similar defaulted loan asset that is not a part of the transferred asset pool.

2.
Holdback. Nelnet, Holding Company, and members of the Dunlap Family commit to establish and maintain throughout the term of the exemption an escrow account (the “Holdback”) at Union Bank in an amount equal to that portion of the aggregate outstanding principal amount of the assets transferred pursuant to the Loan Purchase Agreement that is not guaranteed under the FFEL Program in accordance with the Higher Education Act of 1965, as amended. Union Bank will be entitled to draw money from the escrow account to the extent that the bank incurs losses as a result of a breach by Nelnet, Holding Company, or a member of the Dunlap Family in complying with any of the commitments made herein or in connection with Union Bank’s request for the Exemption. Funds in the Holdback shall be invested as mutually agreed by Union Bank and Nelnet, and income from the Holdback shall be distributed to Nelnet on a monthly basis or as otherwise mutually agreed. Funds (other than income as described in the preceding sentence) in the Holdback shall be distributed to Nelnet on a quarterly basis as the Portfolio is paid down or paid off, provided, however, that the Holdback shall be maintained at a level at all times at least equal to that portion of the outstanding principal balance of assets in the Portfolio that is not guaranteed (the 2-3% risk share).

3.
Reimbursement Upon Sale of Portfolio. Nelnet, Holding Company, and members of the Dunlap Family commit to reimburse Union Bank promptly for any losses incurred by Union Bank on the sale of any transferred assets comprising the Portfolio, provided that such sale is a bona fide, arms length transaction.

4.
Waiver of Servicing Fees. Nelnet commits to waive servicing fees charged to Union Bank in connection with the Portfolio to the extent that Union Bank’s spread on the Portfolio falls below 50 basis points (0.50%) per annum, until all of the servicing fees have been waived. If a complete waiver of servicing fees by Nelnet leaves Union Bank with a negative spread on the Portfolio, Nelnet, Holding Company, and members of the Dunlap Family commit to make monthly cash contributions to Union Bank to enable it to earn a positive spread on the Portfolio. Union Bank shall compute the spread on a monthly basis and, if it determines that such spread has fallen below 50 basis points per annum, Union Bank shall accordingly reduce the servicing fees on a pro tanto basis. The spread shall be computed as the difference between (i)the weighted average yield on the Portfolio, less (ii) the weighted average cost of liabilities Union Bank utilizes to fund the Portfolio, all on an annualized basis. Nelnet shall have the right to reasonably review the books and records of Union Bank with respect to the spread and supporting calculation work sheets.

5.
Capital Maintenance by Holding Company. Holding Company commits to maintain regulatory capital ratios equal to or greater than the pro forma regulatory capital ratios set forth Exhibit A, attached hereto. Specifically, Holding Company commits to maintain a tier 1 leverage ratio of at least 8.23 percent; a tier 1 risk-based ratio of at least 10.81 percent; and a total risk-based ratio of at least 11.22 percent.

6.
Capital Maintenance by Union Bank. Union Bank commits to maintain a tier 1 leverage ratio of at least 5 percent, a tier 1 risk-based ratio of at least 6 percent, and a total risk-based ratio of at least 11 percent.

7.	Representations and Warranties. Each of Nelnet, Union Bank and the Holding Company represents and warrants as follows:
(a) It has, and its officers acting on its behalf have, full legal authority to engage in the transactions contemplated by this Agreement; the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms, conditions and provisions of this Agreement do not and will not conflict with or result in a breach of any of the terms, conditions or provisions of the charter, articles or bylaws of it or any agreement or instrument to which it is a party or by which it is bound or constitute a default thereunder, or conflict with any law, rule or regulation to which it is subject; it is not a party to or bound by any agreement or instrument or subject to any charter or other corporate restriction or judgment, order, wit, injunction, decree of law, rule or regulation which may materially and adversely affect the ability of such party to perform its obligations under this Agreement and this Agreement constitutes the valid and binding obligation of such party enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the rights of creditors and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and does not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties, and no consent, approval or authorization of any government or governmental body is required in connection with the consummation of the transactions herein contemplated.
(b) It is duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the power and authority to own its assets and carry on its business as now being conducted.
8.	Assignment. No party to this Agreement may assign all or any portion of this Agreement without the prior written consent of all other parties hereto.
9.	Amendment. This Agreement may be amended only in writing and if signed by all parties hereto.
10.
Severability. If any provision of this Agreement shall be held, deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular situation, such circumstances shall not have the effect of rendering any other provisions herein contained invalid, inoperative or unenforceable.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Assurance Commitment Agreement to be signed on its behalf by its respective duly authorized officer as of the date first set forth above.

UNION BANK AND TRUST COMPANY			NELNET, INC.

By:	/s/ Angie Muhleisen		By:	/s/ Terry J. Heimes

	Title:	President and Chief Executive Officer		Title:	Chief Financial Officer

FARMERS & MERCHANTS INVESTMENT INC.

By:	/s/ Jay L. Dunlap

	Title:	Chairman of the Board

/s/ Jay L. Dunlap

Jay L. Dunlap, Individually

/s/ Angie Muhleisen

Angie Muhleisen, Individually

/s/ Michael S. Dunlap

Michael S. Dunlap, Individually

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